Exhibit 99.1

Contact:
Investor Relations    Media Relations
Greg Ketron    Samuel Wang
(203) 585-6291    (203) 585-2933
For Immediate Release: April 22, 2016

Synchrony Financial Reports First Quarter Net Earnings of $582 Million or $0.70 Per Diluted Share
STAMFORD, Conn. – Synchrony Financial (NYSE: SYF) today announced first quarter 2016 net earnings of $582 million, or $0.70 per diluted share. Highlights for the quarter included:

•	Total platform revenue increased 13% from the first quarter of 2015 to $2.9 billion

•	Loan receivables grew $8 billion, or 13%, from the first quarter of 2015 to $66 billion

•	Purchase volume increased 17% from the first quarter of 2015

•	Strong deposit growth continued, up $10 billion, or 29%, over the first quarter of 2015

•	Renewed key programs – Stein Mart and La-Z-Boy

•	Signed partnership with Marvel to offer Marvel MasterCard and co-promote Synchrony Bank deposit products

•	Launched the Citgo card program

•	Introduced a new value proposition at Walmart – 3-2-1 Save cash-back program

“Our strong operational momentum and solid financial results continued in the first quarter. Each of our business platforms delivered strong performance resulting in double-digit growth in overall purchase volume, platform revenue and loan receivables. To support this growth, we have significantly expanded our deposit base, growing deposits $10 billion over last year. Our innovative payments, analytics, loyalty and financing solutions are delivering value to our partners and cardholders and continue to build the foundation for future growth,” said Margaret Keane, President and Chief Executive Officer of Synchrony Financial.

Business and Financial Highlights for the First Quarter of 2016
All comparisons below are for the first quarter of 2016 compared to the first quarter of 2015, unless otherwise noted.
Earnings

•	Net interest income increased $334 million, or 12%, to $3.2 billion, primarily driven by strong loan receivables growth. Net interest income after retailer share arrangements increased 15%.

•	Total platform revenue increased $339 million, or 13%.

•	Provision for loan losses increased $216 million to $903 million due to loan receivables growth and lower loan loss reserve build in the first quarter of 2015.

•	Other income decreased $9 million to $92 million, driven primarily by an increase in loyalty programs, partially offset by higher interchange income.

•	Other expense increased $54 million to $800 million, primarily driven by growth.

•	Net earnings totaled $582 million for the quarter compared to $552 million in the first quarter of 2015.
Balance Sheet

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Period-end loan receivables growth remained strong at 13%, primarily driven by purchase volume growth of 17% and average active account growth of 7%, and included the acquisition of the BP portfolio in the second quarter of 2015.

•	Deposits grew to $45 billion, up $10 billion, or 29%, and comprised 69% of funding compared to 59% last year.

•	Fully paid off Bank Term Loan on April 5, 2016.

•	The Company’s balance sheet remained strong with total liquidity (liquid assets and undrawn securitization capacity) of $22 billion, or 27% of total assets.

•	The estimated Common Equity Tier 1 ratio under Basel III subject to transition provisions was 18.1% and the estimated fully phased-in Common Equity Tier 1 ratio under Basel III was 17.5%.
Key Financial Metrics

•	Return on assets was 2.8% and return on equity was 18.1%.

•	Net interest margin was relatively stable, declining 3 basis points to 15.76%.

•	Efficiency ratio was 30.4% for the first quarter of 2016, a 180 basis point improvement from the first quarter of 2015 mainly due to strong revenue growth.

Credit Quality

•	Credit quality performance was relatively stable and in-line with expectations.

◦	Loans 30+ days past due as a percentage of period-end loan receivables were 3.85% compared to 3.79% last year.

◦	Net charge-offs as a percentage of total average loan receivables were 4.70% compared to 4.53% last year.

◦	The allowance for loan losses as a percentage of total period-end loan receivables was 5.50% compared to 5.59% last year.
Sales Platforms

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Retail Card platform revenue increased 15%, driven primarily by purchase volume growth of 17% and period-end loan receivables growth of 14%, which included the acquisition of the BP portfolio in the second quarter of 2015. Average active account growth was 7%. Loan receivables growth was broad-based across partner programs.

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Payment Solutions platform revenue increased 14%, driven primarily by purchase volume growth of 15% and period-end loan receivables growth of 13%. Average active account growth was 12%. Loan receivables growth was led by the home furnishings and automotive product categories.

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CareCredit platform revenue increased 6%, driven primarily by purchase volume growth of 14% and period-end loan receivables growth of 9%. Average active account growth was 7%. Loan receivables growth was led by the dental and veterinary specialties.

Corresponding Financial Tables and Information
No representation is made that the information in this news release is complete. Investors are encouraged to review the foregoing summary and discussion of Synchrony Financial's earnings and financial condition in conjunction with the detailed financial tables and information that follow and in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2015, as filed February 25, 2016, and in the Company’s forthcoming Quarterly Report on Form 10-Q for the quarter ended March 31, 2016. The detailed financial tables and other information are also available on the Investor Relations page of the Company’s website at www.investors.synchronyfinancial.com. This information is also furnished in a Current Report on Form 8-K filed with the SEC today.
Conference Call and Webcast Information
On Friday, April 22, 2016, at 8:30 a.m. Eastern Time, Margaret Keane, President and Chief Executive Officer, and Brian Doubles, Executive Vice President and Chief Financial Officer, will host a conference call to review the financial results and outlook for certain business drivers. The conference call can be accessed via an audio webcast through the Investor Relations page on Synchrony Financial’s corporate website, www.investors.synchronyfinancial.com, under Events and Presentations. A replay will be available on the website or by dialing (888) 843-7419 (U.S. domestic) or (630) 652-3042 (international), passcode 12016#, and can be accessed beginning approximately two hours after the event through May 6, 2016.
About Synchrony Financial
Synchrony Financial (NYSE: SYF) is one of the nation’s premier consumer financial services companies. Our roots in consumer finance trace back to 1932, and today we are the largest provider of private label credit cards in the United States based on purchase volume and receivables.* We provide a range of credit products through programs we have established with a diverse group of national and regional retailers, local merchants, manufacturers, buying groups, industry associations and healthcare service providers to help generate growth for our partners and offer financial flexibility to our customers. Through our partners’ over 350,000 locations across the United States and Canada, and their websites and mobile applications, we offer our customers a variety of credit products to finance the purchase of goods and services. Synchrony Financial (formerly GE Capital Retail Finance) offers private label and co-branded Dual Card™ credit cards, promotional financing and installment lending, loyalty programs and FDIC-insured savings products through Synchrony Bank. More information can be found at www.synchronyfinancial.com, facebook.com/SynchronyFinancial and twitter.com/SYFNews.
*Source: The Nilson Report (April, 2015, Issue # 1062) - based on 2014 data.

Cautionary Statement Regarding Forward-Looking Statements
This news release contains certain forward-looking statements as defined in Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, which are subject to the "safe harbor" created by those sections. Forward-looking statements may be identified by words such as “outlook,” “expects,” “intends,” “anticipates,” “plans,” “believes,” “seeks,” “targets,” “estimates,” “will,” “should,” “may” or words of similar meaning, but these words are not the exclusive means of identifying forward-looking statements. Forward-looking statements are based on management’s current expectations and assumptions, and are subject to inherent uncertainties, risks and changes in circumstances that are difficult to predict. As a result, actual results could differ materially from those indicated in these forward-looking statements. Factors that could cause actual results to differ materially include global political, economic, business, competitive, market, regulatory and other factors and risks, such as: the impact of macroeconomic conditions and whether industry trends we have identified develop as anticipated; retaining existing partners and attracting new partners, concentration of our platform revenue in a small number of Retail Card partners, promotion and support of our products by our partners, and financial performance of our partners; higher borrowing costs and adverse financial market conditions impacting our funding and liquidity, and any reduction in our credit ratings; our ability to securitize our loans, occurrence of an early amortization of our securitization facilities, loss of the right to service or subservice our securitized loans, and lower payment rates on our securitized loans; our ability to grow our deposits in the future; changes in market interest rates and the impact of any margin compression; effectiveness of our risk management processes and procedures, reliance on models which may be inaccurate or misinterpreted, our ability to manage our credit risk, the sufficiency of our allowance for loan losses and the accuracy of the assumptions or estimates used in preparing our financial statements; our ability to offset increases in our costs in retailer share arrangements; competition in the consumer finance industry; our concentration in the U.S. consumer credit market; our ability to successfully develop and commercialize new or enhanced products and services; our ability to realize the value of strategic investments; reductions in interchange fees; fraudulent activity; cyber-attacks or other security breaches; failure of third parties to provide various services that are important to our operations; our transition to a replacement third-party vendor to manage the technology platform for our online retail deposits; disruptions in the operations of our computer systems and data centers; international risks and compliance and regulatory risks and costs associated with international operations; alleged infringement of intellectual property rights of others and our ability to protect our intellectual property; litigation and regulatory actions; damage to our reputation; our ability to attract, retain and motivate key officers and employees; tax legislation initiatives or challenges to our tax positions and state sales tax rules and regulations; a material indemnification obligation to GE under the tax sharing and separation agreement with GE if we cause the split-off from GE or certain preliminary transactions to fail to qualify for tax-free treatment or in the case of certain significant transfers of our stock following the split-off; obligations associated with being an independent public company; regulation, supervision, examination and enforcement of our business by governmental authorities, the impact of the Dodd-Frank Wall Street Reform and Consumer Protection Act and the impact of the Consumer Financial Protection Bureau’s regulation of our business; changes to our methods of offering our CareCredit products; impact of capital adequacy rules and liquidity requirements; restrictions that limit our ability to pay dividends and repurchase our common stock, and restrictions that limit Synchrony Bank’s ability to pay dividends to us; regulations relating to privacy, information security and data protection; use of third-party vendors and ongoing third-party business relationships; and failure to comply with anti-money laundering and anti-terrorism financing laws.
For the reasons described above, we caution you against relying on any forward-looking statements, which should also be read in conjunction with the other cautionary statements that are included elsewhere in this news release and in our public filings, including under the heading “Risk Factors” in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2015, as filed on February 25, 2016. You should not consider any list of such factors to be an exhaustive statement of all of the risks, uncertainties, or potentially inaccurate assumptions that could cause our current expectations or beliefs to change. Further, any forward-looking statement speaks only as of the date on which it is made, and we undertake no obligation to update or revise any forward-looking statement to reflect events or circumstances after the date on which the statement is made or to reflect the occurrence of unanticipated events, except as otherwise may be required by law.
Non-GAAP Measures
The information provided herein includes measures we refer to as “platform revenue,” “platform revenue excluding retailer share arrangements” and “tangible common equity” and certain capital ratios, which are not prepared in accordance with U.S. generally accepted accounting principles (“GAAP”). For a reconciliation of these non-GAAP measures to the most directly comparable GAAP measures, please see the detailed financial tables and information that follow. For a statement regarding the usefulness of these measures to investors, please see the Company’s Current Report on Form 8-K filed with the SEC today.